As filed with the Securities and Exchange Commission on January 18, 2000
                                             REGISTRATION NO. 333-______________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             FIDELITY HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

           Nevada                      4812                    11-329204
      (State or other           (Primary Standard           (I.R.S. Employer
      jurisdiction of       Industrial Classification    Identification Number)
       incorporation               Code Number)
      or organization)

                                 --------------

                  80-02 Kew Gardens Road, Kew Gardens, NY 11415
                                 (718) 520-6500
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                 ---------------

                             Doron Cohen, President
                  80-02 Kew Gardens Road, Kew Gardens, NY 11415
                                 (718) 520-6500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------

                                   COPIES TO:

                            Mitchell C. Littman, Esq.
                             James J. Quinlan, Esq.
                         Littman Krooks Roth & Ball P.C.
                                655 Third Avenue
                               New York, NY 10017
                                 (212 ) 490-2020

                                 --------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

                                 ---------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is filed in a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                 ---------------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
     TITLE OF EACH CLASS OF           AMOUNT TO BE   PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM AGGREGATE          AMOUNT OF
  SECURITIES TO BE REGISTERED         REGISTERED(1)       PRICE PER SHARE (2)          OFFERING PRICE (1)         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.01 par value per share) 893,012               $10.50                     $9,376,626                    $2,607
          TOTAL
===================================================================================================================================

      (1) Includes (a) 284,183 shares issued or issuable to the selling shareholders, (b) 264,708 shares issuable pursuant to warrants to certain selling shareholders, and (c) an indeterminate number of shares estimated at 344,121, purchasable pursuant to a warrant issued in connection with a securities purchase agreement. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon exercise of the Warrants, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions in accordance with Rule 416.

      (2) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of Fidelity Common Stock as reported on the Nasdaq SmallCap Market System on January 13, 2000.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED JANUARY 18, 2000

PROSPECTUS

                         893,012 Shares of Common Stock

                             FIDELITY HOLDINGS, INC.

                          Common Stock ($.01 par value)

      This prospectus covers the offer and sale of an estimated 893,012 shares of the common stock of the Company. The common stock is being offered and sold by certain of our shareholders. As part of a private placements occurring in December 1999, the Company issued (1) 284,183 shares of common stock, (2) warrants and (3) adjustable warrants. An aggregate of 264,708 shares of common stock are issuable upon exercise of the warrants and an indeterminate number of shares estimated at 344,121 have been deemed issuable pursuant to adjustable warrants. Some or all of the selling shareholders expect to sell their shares.

      The selling shareholders may without limitation offer their shares of common stock for sale through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices. See "Plan of Distribution." The Company will bear all expenses in connection with the preparation of this prospectus.

                 THE PROCEEDS AND DETERMINING THE OFFERING PRICE

      All proceeds from the sale of the common stock under this prospectus will go to the selling shareholders. The Company will not receive any proceeds from sales of the common stock offered by the selling shareholders. The Company will, however, receive the exercise price of the warrants at the time of exercise.

      Our common stock is currently traded on the Nasdaq National Market under the symbol "FDHG." On January 13, 2000, the last reported sales price of a share of Fidelity common stock on the Nasdaq National Market was $10.875 per share.

INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is       2000.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Where You Can Find More Information .......................................    2
Prospectus Summary ........................................................    4
Risk Factors ..............................................................    6
Use of Proceeds ...........................................................   22
Selling Shareholders ......................................................   22
Plan of Distribution ......................................................   25
Legal Matters .............................................................   26
Experts ...................................................................   26

      THIS PROSPECTUS IS A PART OF A REGISTRATION STATEMENT WE FILED WITH THE SEC. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                       WHERE CAN YOU FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the documents we file at the SEC's public reference room in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's Website at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act"):

(1) The Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, including all matters incorporated by reference therein.

(2)   Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999;

(3)   Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999;

(4)   Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999;

(5) Current Report on form 8-K filed May 29, 1998 as amended June 9 and June 18, 1998;

(6)   Current Report on Form 8-K filed February 3, 1999;

(7)   Current Report on Form 8-K filed February 9, 1999;

(8)   Current Report on Form 8-K filed July 2, 1999;

(9)   Current Report on Form 8-K filed December 13, 1999; and

(10)  Definitive Schedule 14A Proxy Statement filed on July 16, 1999.

Items (1) - (3) and (5) - (6) above do not give effect to a three -for-two stock split in the form of a stock dividend effected by Fidelity Holdings in June 1999. Items (1) - (10) above do not give effect to a three -for- two stock split in the form of a stock dividend effected by Fidelity Holdings in January 2000.

                               Prospectus Summary

      The following summarizes the business and operations of Fidelity Holdings, Inc. (referred to in this prospectus as "we", "us", "Fidelity" or the "Company"). This summary highlights certain information about us that is included and incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information about us or all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the information under the caption "Risk Factors" and the information in the financial statements and the notes to the financial statements that are incorporated by reference in this prospectus. The securities offered by this prospectus involve a high degree of risk. See "Risk Factors." Except as otherwise noted, all information in this prospectus reflects a three-for-two stock split in the form of a stock dividend effected in January 2000.

                                   The Company

      Fidelity is a holding company. We derive all of our revenues from our operating subsidiaries. Our first full year of operations was 1996. Our operating subsidiaries are grouped into two divisions:

            o     Automotive; and
            o     Technology.

      We began operating automobile dealerships in May 1998 when we acquired Major Automotive Group ("Major Auto"), a leading consolidator of automobile dealerships in the New York Area. Major Auto:

            o operates through five retail automobile dealerships which sell new and used vehicles;
            o sells cars over the Internet through its Web site www.majorworld.com; and
            o provides leasing and other financing services through our subsidiary, Major Fleet & Leasing Corp. ("Major Fleet").

      In December 1998, we announced our intention to explore the divestiture of our non-automotive activities, specifically, our Technology Division, by way of sale, merger, consolidation or otherwise. We continue to maintain these activities in order to maximize their value to potential acquirors. We believe that this course of action will serve to enhance shareholder value by providing the investment community the opportunity to focus separately on each business, thus allowing for appropriate valuations by market segment.

      However, the Board of Directors continues to evaluate this cause of action. If the Board ultimately determines to continue these non-automotive activities, historical financial statements will be presented on a reclassified basis, pursuant to Emerging Issues Task Force Release 90-16, in order to appropriately reflect their ongoing nature. Such reclassification, if necessary, is expected to result in no change to net income or net income per share.

      Our Technology Division consists of:

            o     voice processing operations;
            o     computer telephony technology operations; and
            o     plastics and utility products operations.

      Included in our voice processing and computer telephony technology operations lines are:

            o proprietary software which enables consumers to place long-distance telephone calls at discounted rates;
            o a variety of sophisticated interactive voice response applications;
            o     developmental Internet broadband technology and services; and
            o a proprietary computer software system that provides multi-lingual accounting and business management applications.

      Included in our plastics and utility products operations which currently consists of a development-stage company which was acquired in 1996, are the following proprietary prototypes:

            o a line of spa and bath fixtures for use in whirlpool baths, spas, tubs and swimming pools; and
            o a light-weight, structurally strong, prefabricated conduit for underground electrical cables.

      We were incorporated in the State of Nevada in November 1995. Our address is 80-02 Kew Gardens Road, Suite 5000, Kew Gardens, New York 11415 and our telephone number is (718) 520-6500. Our Web site is www.fdhg.com. Information contained on our Website is not a part of this Prospectus.

                                  RISK FACTORS

      The following factors should be reviewed carefully, in conjunction with the other information in this Prospectus and our consolidated financial statements. These factors, among others, could cause actual results to differ materially from those currently anticipated and contained in forward-looking statements made in this Prospectus and presented elsewhere by our management from time to time. See "Note Regarding Forward-Looking Statements."

Automobile manufacturers exercise significant control over our operations and we are dependent on them to operate our business.

      Like other franchised new vehicle dealers, we are significantly dependent upon our relationships with, and the success of, the manufacturers with which we have franchised dealerships. We are also dependent on the manufacturers to provide us with an inventory of new vehicles. The most popular vehicles tend to provide Major Auto with the highest profit margin and are the most difficult to obtain from the manufacturers. In order to obtain sufficient quantities of these vehicles, we may be required to purchase a larger number of less desirable makes and models than we would otherwise purchase. Sales of less desirable makes and models may result in lower profit margins than sales of more popular vehicles. If we are unable to obtain sufficient quantities of the most popular makes and models, our profitability may be adversely affected.

      As is typical of franchised new vehicle dealers, the success of our franchises depends to a great extent on the success of the respective manufacturers. Our success will therefore be linked to many factors affecting the manufacturers such as:

            o     financial condition;
            o     marketing strategy;
            o     vehicle demand;
            o     production capabilities;
            o     management;
            o     events such as labor strikes; and
            o     negative publicity.

Our franchise agreements contain geographic and other restrictions which could limit our future growth.

      Our franchise agreements with the manufacturers, like those of other franchised new vehicle dealers, do not grant us the exclusive right to sell that manufacturer's vehicles within a given geographical area. Accordingly, a manufacturer could grant another dealer a franchise to start a new dealership or permit an existing dealer to relocate to a geographic location that would be directly competitive with us. Such an event could have a material adverse effect on our business, financial condition and results of operations.

      Historically, manufacturers have exercised significant control over dealerships through the terms and conditions of the franchise agreements pursuant to which the Major Auto dealerships operate. These franchise agreements restrict dealerships to specific locations and retain for the manufacturers approval rights over changes in the dealerships' ownership and management. Our ability to expand through the acquisition of new dealerships requires the consent of the manufacturers. To date, Major Auto's acquisitions have been approved and Major Auto has not been materially adversely affected by other limitations imposed by the manufacturers. However, there can be no assurance that in the future we will be able to obtain necessary approvals on acceptable terms or that Major Auto will not be materially adversely affected by other limitations.

      The franchise agreements between Major Auto and the manufacturers are for fixed terms with no renewal obligation on the part of the manufacturers and permit the manufacturers to terminate the agreements for a variety of causes. The franchise agreements between Fidelity and the manufacturers have similar provisions. We believe that we have been and continue to be in material compliance with the terms of our franchise agreements. While none of the manufacturers has terminated or failed to renew our franchise agreements, any such termination or failure to renew could have a material adverse effect on Fidelity and our business, financial condition and results of operations.

The automobile industry is a mature industry with limited growth potential in new vehicle sales and automobile sales are cyclical and subject to downturns.

      The United States automobile industry is generally considered to be a mature industry in which minimal growth is expected in unit sales of new vehicles. In addition, the market for automobiles, particularly new vehicles, is subject to substantial cyclical variation and has experienced significant downturns characterized by oversupply and weak demand. Many factors affect the automobile industry, including:

            o     general and local economic conditions;
            o     taxes;
            o     consumer confidence;
            o     interest rates;
            o     credit availability; and
            o     the level of personal discretionary income.

      A material decrease in vehicle sales from the historical level of vehicle sales achieved by Major Auto would materially adversely affect our business, financial condition and results of operations.

Our automobile operations are geographically concentrated and subject to local economic conditions.

      All of the Major Auto dealerships we have acquired are located in the New York metropolitan area. While we may pursue acquisitions outside of the New York metropolitan area, we expect that our automotive operations will be concentrated in the New York metropolitan area for the foreseeable future. As a result, our results of operations will depend substantially on general economic conditions and consumer spending habits and preferences in the New York metropolitan area, as well as various other factors, such as tax rates and applicable state and local regulation. There can be no assurance that we will be able to expand geographically or that any such expansion will adequately insulate us from the adverse effects of local or regional economic conditions.

Our future operating results will be directly related to the availability and cost of capital to us.

      The principal sources of financing for new and used automobile inventories have historically been lines of credit from banks and other financial institutions and from cash generated from operations. There can be no assurance that we will be able to continue to obtain capital for our current or expanded operations on terms and conditions that are acceptable to us.

      Our strategy of growth through the acquisition of additional dealerships will require substantial capital. Our expansion and new acquisitions may involve cash, the need to incur debt or the need to issue equity securities, which could have a dilutive effect on our then outstanding capital stock. We may seek to obtain funds through borrowings from institutions or by the public or private sale of our securities. There can be no assurance that we will be able to obtain capital to finance our growth on terms and conditions acceptable to us.

Risks associated with expansion may hinder our ability to increase revenues and earnings.

      Our future growth will depend, in part, on our ability to acquire additional automobile dealerships. In pursuing a strategy of acquiring additional dealerships, we will face risks commonly encountered with growth through acquisitions. These risks include:

            o incurring significantly higher capital expenditures and operating expenses;
            o failing to assimilate the operations and personnel of the acquired dealerships;
            o     disrupting our ongoing business;
            o     dissipating our limited management resources;
            o     failing to maintain uniform standards, controls and policies;
                  and
            o impairing relationships with employees and customers as a result of changes in management.

      There can be no assurance that we will be successful in overcoming these risks or any other problems encountered with such acquisitions. In addition, acquiring additional dealerships, as we intend, will have a significant impact on our financial condition and could cause substantial fluctuations in our quarterly and annual operating results. Acquisitions could result in significant goodwill and intangible assets, which are likely to result in substantial amortization charges to Fidelity that would reduce stated earnings.

We may not be able to divest our Technology Division

      Although we have determined to divest our Technology Division, no assurance can be given that we will be able to do so on a profitable basis, or at all. While we continue to fund certain activities of the Technology Division in the expectation of enhancing its value, no assurance can be given that even with such funding, our Technology Division can be sold. Furthermore, due to the diversity of the activities within the Technology Division, no assurance can be given that any or all of the Technology Division can be sold on a profitable basis, or at all. Failure to divest the non-automotive operations at a profit, or at all, could have an adverse impact on our future ability to increase revenues and earnings or to realize the value of the related assets.

There is an uncertainty of market acceptance risk in our plastics and utility products operations.

      There can be no assurance that the products being developed by our plastics and utility products operations, even if developed, will attain a sufficient level of market acceptance for those operations to become profitable. In addition, with respect to our spa and bath fixtures and related installation method, although we have received indications from several manufacturers and producers of whirlpool baths, spas and tubs that they will purchase our fixtures, they are not obligated to do so. No assurance can be given that such manufacturers and producers will make these purchases initially, or if they do, that they will be sufficiently satisfied with our fixtures to continue making these purchases. Even if our plastics and utility products operations are developed, should such operations fail to achieve profitability, we may find it more difficult, or we may be unable to, divest ourselves of these operations as planned.

Our computer telephony technology operations are difficult to evaluate because our subsidiary, IG2,Inc., has no operating history.

      Because IG2, Inc. has no operating history to date, there is limited operating and financial data about its business upon which to base an evaluation of its performance and its effect on an investment in our common stock. You should consider the risks, expenses and difficulties we may encounter, including those frequently encountered by developmental stage companies in new and rapidly evolving markets. Our plan to divest ourselves of IG2, Inc. will depend on our ability to:

            o     deploy an effective network infrastructure;
            o establish collocation and interconnection arrangements with regional Bell operating companies, or RBOCs, and other incumbent local exchange carriers , or ILECs;
            o     develop our billing and operational support systems;
            o     raise additional capital;
            o rapidly expand digital subscriber line, or DSL, service within the United States;
            o     attract and retain customers; and
            o     attract and retain qualified personnel.

      If we fail to manage these activities successfully, it would materially adversely affect IG2,Inc.'s business, financial condition and results of operations.

Because the DSL market is new and evolving, we cannot predict the size of the market.

      The market for high-speed data networking services using copper telephone lines is in the early stages of development. We cannot accurately predict the rate at which this market will grow, if at all, or whether new or increased competition will result in market saturation. The security, reliability, ease, cost of access and quality of service relating to the use of DSL technology for Internet and local area network access are unresolved and may impact the growth of these services. To be successful, IG2,Inc. must develop and market services that are widely accepted by businesses at profitable prices. If the market for our DSL services fails to develop, grows more slowly than anticipated or becomes saturated with competitors, these events could adversely affect our business, financial condition and results of operations or our ability to divest ourselves of our Technology Division.

      IG2,Inc.'s operations and prospects will be subject to a number of risks common to the developing high-speed data networking services industry including:

            o DSL technology may not operate as expected on incumbent local carrier networks and may interfere with or be affected by other transport technologies;
            o The data networking industry is undergoing rapid technological changes, and new technologies may be superior to the technology IG2,Inc. uses;
            o IG2,Inc.'s failure to achieve or sustain market acceptance at desired pricing levels could impair its ability to achieve profitability or positive cash flow;
            o IG2,Inc. will be dependent on ILECs, and others for copper telephone lines, collocation space and transmission facilities, and the ILECs reluctance to cooperate with IG2,Inc. or inability to provide the services or facilities it needs could adversely affect its business;

            o IG2,Inc. will be unable to control the terms and conditions under which it gains access to the ILECs collocation and transmission facilities;
            o IG2,Inc. will be unable to control the terms or timing of extending its interconnection agreements;
            o     IG2,Inc.'s arrangements with the ILECs will be subject to
                  review and revision by various regulatory entities;
            o     IG2,Inc. may not be successful in completing the upgrade of its network or achieving competitive transmission speeds;
            o IG2,Inc. will depend on peering relationships that may be adversely modified in the future;
            o     A system failure or breach of security could cause delays or interruptions of service to IG2,Inc.'s customers; and
            o     IG2,Inc. will depend on third parties to provide equipment which is critical to providing its DSL and web hosting
                  services.

The loss of key personnel and our limited management and personnel resources could adversely affect our operations and growth.

      Our future success will depend to a significant extent on key personnel and on the continued services of our senior management and other key personnel, particularly Bruce Bendell, our Chairman and Chief Executive Officer and Doron Cohen, our President. The loss of the services of these, or certain other key employees, would likely have a material adverse effect on our business. The consulting agreement with Mr. Bendell and employment agreement with Mr. Cohen both expired on December 31, 1998 and are in the process of being renegotiated. Messrs. Bendell and Cohen are currently employed at will. We do not maintain "key person" life insurance for any of our personnel. Our future success will depend on our continuing ability to attract, retain and motivate other highly skilled employees. Competition for such personnel in our industry is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business, financial condition and operations will be adversely affected.

Potential conflicts of interest between Fidelity and its management personnel could adversely affect our future performance.

      We have entered into, or contemplate that we may enter into, several transactions with our Chairman and controlling stockholder, Bruce Bendell, and/or his brother Harold Bendell, a senior executive of Major Auto. Such transactions include the following:

      - In 1996, we acquired Major Fleet from the Bendell brothers. In exchange, the Bendell brothers received (a) shares of the Company's 1996-MAJOR Series of Convertible Preferred Stock, (b) warrants that carry registration rights and (c) the right to manage the operations of Major Auto's vehicle leasing activities pursuant to a management agreement.

      - We acquired Major Auto from Bruce and Harold Bendell in May 1998. Bruce and Harold Bendell received shares of Fidelity's 1997A-MAJOR AUTOMOTIVE GROUP Series of Preferred Stock in that transaction and Bruce Bendell has a proxy to vote the 50 shares of the 1997A-MAJOR AUTOMOTIVE GROUP Series of Preferred Stock owned by Harold Bendell for a seven-year period which commenced on January 7, 1998. These shares allow the Bendell brothers to elect a majority of the directors of Major Auto. The Bendell brothers are also parties to a management agreement with Major Auto that gives them control over its day-to-day operations. Should the Board of Directors of Major Auto and Fidelity disagree as to a particular course of action, the Board of Directors of Major Auto will be able to take that action over the objection of Fidelity. Conflicts could arise between the Board of

Directors of Fidelity and the Board of Directors of Major Auto as to the appropriate course of action to be taken in the future. The Management Agreement does prohibit certain actions from being taken without the prior approval of Fidelity's Board of Directors, including:

            o     disposition of any of the Major Auto dealerships;
            o     acquisition of new dealerships; and
            o     Fidelity incurring liability for Major Auto indebtedness.

Should either of the Bendell brothers cease managing the dealerships, the management agreement provides that ownership of his 1997A-MAJOR AUTOMOTIVE GROUP Series of Preferred Stock shares and his management rights under the management agreement will be automatically transferred to the other, and should both brothers cease managing the dealerships for any reason, the shares and management rights will be automatically transferred to a successor manager designated in a successor addendum to each dealership agreement or, failing such designation, to a successor manager designated by Fidelity (subject to approval by the applicable manufacturers).

      - Fidelity and Mr. Bendell are currently nearing completion of a transaction concerning Fidelity's acquisition of 5 Towns Nissan, a dealership majority-owned by Mr. Bendell.

      These transactions may involve situations in which Bruce Bendell's interests as a director and shareholder of Fidelity conflict with his or his brother Harold's interests as Major Auto's counterpart. Major Auto supplies used vehicles to other dealership in which the Bendell's have an interest. Such vehicles are charged to the other dealerships at amounts sufficient to cover all of Major Auto's costs and expenses in connection with the transactions.

The markets in which we operate is highly competitive, and we may not be able to compete effectively, especially against established industry competitors with significantly greater financial resources.

      Automotive Division

      The automobile dealership business is highly competitive. Our competitors include:

            o     automobile dealers;
            o     private sellers of used vehicles;
            o     used vehicle dealers;
            o     other franchised dealers;
            o     service center chains; and
            o     independent service and repair shops.

      Gross profit margins on the sale of new vehicles have been decreasing over the past two decades and the used car market faces increasing competition from independent leasing companies and from used vehicle "superstores" that may have inventories that are larger and more varied than Major Auto's. Some of Major Auto's competitors may be larger, have access to greater financial resources and be capable of operating on smaller gross margins than Major Auto. There can be no assurance that we will continue to compete effectively or that manufacturers will not modify the historical automobile franchise system in a manner that increases competition among dealers or market and sell their vehicles through other distribution channels.

      Technology Division

      The markets in which the Technology Division sells its products or intends to sell its products are highly competitive. There are at present no significant barriers to entry into such markets. Many of the producers of products that presently compete with or may in the future compete with our products, as well as companies wishing to enter the market in which our products compete, have well established reputations, customer relationships and marketing and distribution networks. Many of these companies also have greater financial, technical, manufacturing, marketing, management and research and development resources than do we. They may be more successful than we are in manufacturing and marketing their products and they may be able to use their greater resources to leverage existing relationships to obtain a competitive advantage over us. There can be no assurance that we will continue to compete effectively. All of these factors may negatively impact our ability to divest ourselves of these operations.

      The market for IG2, Inc.'s data networking solutions and Web hosting services is rapidly evolving and intensely competitive. Many of its competitors are offering, or may soon offer, technologies and services that will directly compete with some or all of IG2,Inc.'s planned service offerings. IG2,Inc.'s competitors use technologies for local access connections that include DSL, wireless data systems, cable modems and ISDN technologies. Some of these technologies may provide performance advantages in some respects over DSL and other technologies using existing copper telephone wires.

      IG2, Inc. expects to face competition for its DSL and leased line services from ILECs, alternative DSL providers, competitive local exchange carriers, Internet service providers, wireless and cable companies. In the Boston, New York, Philadelphia and Washington, D.C. metropolitan areas, IG2, Inc. expects to compete directly against other DSL providers such as Covad Communications Group, Inc., Network Access Solutions Corporation, NorthPoint Communications Group Inc. and Rhythms NetConnections, Inc. It also expect to compete with cable companies in the New England area for telecommuting and work at home applications.

      ILECs are both an essential supplier of facilities and services for DSL and other Internet connectivity services and a significant competitor and pose a significant risk to the success of IG2,Inc.'s business. ILECs have existing networks in local areas and across the major metropolitan areas in IG2,Inc.'s target market, currently provides basic telephony service to substantially all of the customers that it hopes to serve and have their own Internet service provider businesses. Absent oversight by federal and state regulators, ILECs have the ability to benefit their own DSL operations by providing them with essential service inputs, such as copper telephone lines, transmission facilities and collocation on more favorable terms than those provided to IG2,Inc. ILECs are deploying DSL services in selected markets and could deploy DSL services on a widespread basis which could have a material adverse effect on our ability to divest ourselves of IG2,Inc.

      IG2,Inc. will compete in the Web hosting and collocation segment of its business with a variety of companies, including AboveNet Communications Inc., Concentric Network Corporation, Digex Incorporated, Exodus Communications, Inc., GTE Internetworking, Level 3 Communications, Inc. and NaviSite, Inc.

      Many of IG2,Inc.'s potential competitors, as well as a number of its potential new competitors, have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources. Some of its potential competitors may have the financial resources to withstand substantial price competition. Moreover, IG2,Inc.'s competitors may be able to negotiate contracts with suppliers of telecommunications products and services which are more favorable than contracts negotiated by it. Our ability to divest ourselves of IG2,Inc. may be adversely affected by each of these factors.

      In addition, we may face increasing competition with respect our Talkie(R) Power Web Line Machine as a result of deregulation in foreign countries which could result in competition from other service providers with large, established customer bases or close ties to governmental authorities in their home countries and decreased prices for direct-dialed international calls. Customers could become unwilling to use our services, which would adversely affect our ability to derive revenues from our Talkie(R) Power Web Line Machines and ultimately divest ourselves of this operation.

Government regulation and environmental regulation compliance costs may adversely affect our profitability.

      Automotive Division

      Our operations are subject to various Federal, state and local laws and regulations including those relating to local licensing and consumer protection. While we believe that we maintain all requisite licenses and permits and that we are in substantial compliance with all applicable laws and regulations, there can be no assurance that we will be able to continue to maintain all requisite licenses and permits or to comply with applicable laws and regulations, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations. In addition, the adoption of any new laws or regulations and the cost to Fidelity of complying with any new laws or regulations, could have a material adverse effect on our business, financial condition and results of operations.

      In addition, as with automobile dealerships generally, and parts and service operations in particular, Major Auto's business involves the use, handling and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials such as:

            o     motor oil;
            o     waste motor oil and filters;
            o     transmission fluid;
            o     antifreeze;
            o     freon;
            o     waste paint and lacquer thinner;
            o     batteries;
            o     solvents;
            o     lubricants;
            o     degreasing agents; and
            o     gasoline and diesel fuels.

      Accordingly, we are subject to Federal, state and local environmental laws governing health, environmental quality, and remediation of contamination at facilities Major Auto operates or to which it sends hazardous or toxic substances or wastes for treatment, recycling or disposal. We believe that we are in material compliance with all environmental laws and that such compliance will not have a material adverse effect on our business, financial condition or results of operations. However, environmental laws are complex and subject to frequent change. There can be no assurance that compliance with amended, new or more stringent laws, stricter interpretations of existing laws or the future discovery of environmentally hazardous conditions will not require material expenditures by Fidelity.

      Technology Division

      Because many of the facilities and services IG2,Inc. will need in order to provide DSL are subject to regulation at the federal, state and local levels, changes in applicable laws or regulations could have an adverse impact on its business and accordingly on our ability to divest ourselves of this operation. For example, the FCC and state telecommunications regulators help determine the terms under which collocation space will be provided. The FCC also oversees the terms under which IG2, Inc., will gain access to an incumbent local carrier's copper telephone lines and transport facilities that it will need in order to provide DSL services. Future federal or state regulations and legislation may be less favorable to IG2,Inc. than current regulations and legislation and could have a material adverse effect on its business, financial condition or results of operations. In addition, IG2,Inc. may choose to expend significant resources to participate in regulatory proceedings at the federal or state level without achieving favorable results. IG2,Inc. expects ILECs and other incumbent local carriers to pursue litigation in courts, institute administrative proceedings with the FCC and state telecommunications regulators and lobby the U.S. Congress in an effort to affect the applicable laws and regulations in a manner that would be more favorable to them and may be against IG2,Inc.'s interests. Any changes in IG2,Inc.'s regulatory environment could create greater competitive advantages for all or some of its competitors or could make it easier for additional parties to provide DSL services.

      IG2,Inc. will be subject to FCC and state regulation for its interconnection arrangements with the incumbent local carriers in its markets, but the scope of this regulation is uncertain because it is the subject of ongoing court and administrative proceedings. Several parties have brought court challenges to the FCC's interconnection rules, including the rules that establish the terms under which a competitive telecommunications company may use portions of an incumbent local carrier's network and that define the particular network elements to which IG2,Inc. will be entitled. Although the Supreme Court recently held that the FCC has the authority to adopt interconnection rules and specifically upheld several of these rules, the Supreme Court also reversed and remanded the FCC's specification of the network elements it will be entitled to obtain from ILECs and other incumbent local carriers. The FCC is conducting a proceeding to re-specify those elements and may not require the continued availability of elements IG2,Inc. will need. Other rules are still being considered by the courts and the FCC. If a rule that is beneficial to IG2,Inc.'s business is struck down by the courts, it could harm its ability to compete. In particular, the courts have not yet resolved the lawfulness of the methodology that the FCC established to determine the price that competitive telecommunications companies would have to pay incumbent local carriers for use of the incumbent local carriers' networks. The courts may determine that the FCC's pricing rules are unlawful, which would require the FCC to establish a new pricing methodology. If this occurs, the new pricing methodology that the FCC adopts may result in IG2,Inc.'s having to pay a higher price to incumbent local carriers to use a portion of their networks in providing its services, and this could have a material adverse effect on its business, financial condition and results of operations.

      Recently, the FCC issued a decision that an incumbent local carrier's data services are subject to unbundling and resale requirements. The FCC is still considering alternative corporate structures for the incumbent local carriers that would allow them to compete more directly with DSL providers like IG2,Inc. on an unregulated basis. This issue is still pending before the FCC. An FCC decision in favor of the incumbent local carriers could have a material adverse effect on IG2,Inc.'s business, financial condition and results of operations. Although the FCC recently adopted new rules designed to provide greater access to central office space at less cost, these new rules potentially could benefit IG2,Inc.'s competitors to a greater extent than they benefit it, which could harm its competitiveness.

      A January 1999 decision by the U.S. Supreme Court has raised questions about whether IG2,Inc. will be able to obtain the network elements from the ILECs necessary to provide DSL in the future. In that decision, the Supreme Court invalidated an FCC rule which defines the particular elements of an incumbent local carrier's network that must be provided to competitors like us, and it sent the matter back to the FCC with instructions to consider further the question of which elements of an incumbent local carrier's network must be provided to competitors. The FCC recently initiated a proceeding to establish which network elements are required to be provided by incumbent carriers to competitors. The FCC has stated that it plans to issue a new decision on this matter later this year. IG2,Inc. would be adversely affected if the FCC were to specify a set of elements that does not include the elements that it will need to provide its services.

      Recently, various ILECs have requested the FCC grant them regulatory relief in the provision of data transmission services, including DSL services, which would allow the ILECs to compete more directly with DSL providers such as IG2,Inc. In response, the FCC issued a decision that data services generally are telecommunications services that, when provided by ILECs, are subject to the FCC's interconnection rules, including the rule requiring that an ILEC's data services be subject to unbundling and resale requirements. This issue is still pending before the FCC, and we cannot be certain that the FCC will not reconsider its decision. Moreover, although the FCC recently adopted new rules designed to provide greater access to central office space at less cost, these new rules may benefit our competitors to a greater extent than they benefit us, which could harm our competitiveness. Additionally, since the FCC issued its decision, various ILECs have again asked the FCC for regulatory relief with respect to their provision of data transmission services. The FCC has not yet resolved these later requests. We would expect that an FCC decision in favor of the ILECs could have a material adverse effect on our business, prospects, financial condition and results of operations.

We face risks in our international operations.

      We intend to expand our new and used vehicle purchasing service to foreign markets through licensing our technology, business processes and tradenames and by establishing relationships with vehicle dealers and strategic partners located in certain foreign markets.

      By expanding our operations to various other countries, we may become subject to laws or treaties that regulate the marketing, distribution and sale of motor vehicles. In addition, the laws of other countries may impose licensing, bonding or similar requirements on us as a condition to doing business therein. In addition, there are certain risks inherent in doing business in international markets, such as:

            o     changes in political conditions;
            o     regulatory requirements;
            o     potentially weaker intellectual property protections;
            o     tariffs and other trade barriers;
            o     fluctuations in currency exchange rates;
            o     potentially adverse tax consequences;
            o     difficulties in managing or overseeing foreign operations;
            o seasonal reductions in business activities during summer months in Europe and other areas; and
            o educating consumers and dealers who may be unfamiliar with the benefits of online marketing and commerce.

      One or more of such factors may have a material adverse effect on our current or future international operations and, consequently, on our business, results of operations and financial condition.

      Our Talkie(R) Power Web Line Machine and Talkie(R)-Globe system are used to provide services to foreign countries. These products are subject to the risks associated with international operations enumerated above, as well as:

            o     difficulty in accounts receivable collection;
            o     longer payment cycles;
            o     difficulty in maintaining and repairing equipment abroad; and
            o possible confiscation of equipment and potentially adverse tax consequences.

      The realization of these risks by purchasers of our Talkie(R) products could adversely affect our ability to sell our Talkie(R) products and could reduce our income therefrom and therefore make divestiture of such operations difficult or untenable.

      Government-owned monopolies operate the telephone systems of many of the countries to which our Talkie(R) Power Web Line Machine is used to provide telephone services. While we are not aware that any such action is contemplated by any of these entities, there can be no assurance that in the future one or more of them will not adopt regulations limiting or prohibiting us from providing such services. The effect of such regulation could be to reduce our ability to operate the Talkie(R) Power Web Line Machine profitably and therefore adversely affect our ability to divest ourselves of this operation

We may be unable to protect our intellectual property.

      The success of our Technology Division depends in part upon the strength of our patents and our ability to operate without infringing the proprietary rights of others. To protect our intellectual property we have:

            o     registered the name "Talkie(R)" as a trademark in Canada;
            o registered the names "Talkie(R)" and "Talkie(R)-Globe" as trademarks in the United States Patent and Trademark Office
            o     filed applications in the United States Patent and Trademark
                  Office for the names "BCS" and "IG2" as trademarks;
            o     acquired two United States patents, issued in June 1993 and
                  May 1994, respectively, relating to the armored conduit
                  technology and a Canadian patent application relating to such technology;
            o obtained two United States patents and filed two additional United States patent applications relating to the spa and bath fixtures and related installation method; and
            o filed one application relating to the spa and bath fixtures and related installation method in Canada and the European Patent Office (listing six countries) and filed another application relating to the spa and bath fixtures and related installation method under the Patent Cooperation Treaty designating Australia, Canada, China, Japan and the European Patent Office (up to eighteen countries) as recipient countries. Under such treaty, we will have the option to individually file separate applications in the designated countries at an appropriate future date.

      There can be no assurance that we will choose to file such separate applications, that any of our applications for patents or trademarks will be granted or that we will maintain issued patents, patent applications or trademarks. Nor can there be any assurance that any patents that issue from such applications or our issued patents will not be challenged and, if challenged, will be upheld. Nor can there be any assurance that issued patents will provide us with a significant competitive advantage.

      Moreover, we may be required to defend a claim of infringement or to institute litigation to prevent infringement. The costs of such litigation, even if we are successful, can be substantial and may be beyond our financial capability. If we were unsuccessful in our defense of an infringement claim, we could be liable for substantial damages and could be enjoined from manufacturing or selling the infringing product or required to obtain a license which may not be available on acceptable terms or at all.

      In addition, we have no federally or state registered trademark on the Major name. Future use of the Major name by a third party could have a negative impact on our business.

We face risks in connection with legal proceedings in which we are involved.

      Fidelity and our wholly-owned subsidiaries, Computer Business Sciences and Info Systems, are plaintiffs in a legal action against Michael Marom and M.M. Telecom, Corp. The plaintiffs claim damages of $5,000,000 for breach of contract, libel, slander, disparagement, violation of copyright laws, fraud and misrepresentation. The defendants have counterclaimed for damages of $50,000,000 for breach of contract and violation of the Lanham Act. While we believe that the our asserted claims have merit and that we have substantial defenses to the asserted counterclaims, a judgment against us with respect to this action could have a material adverse effect on our financial condition.

      A legal action has been commenced against us in Federal District Court in Nevada in connection with a dispute regarding ownership of 360,000 shares of our common stock. While we believe that we have substantial defenses to the asserted claims and intend to vigorously defend this suit, a judgment against us with respect to this action could have a material adverse effect on our financial condition.

We are dependent on changing technology to keep our products competitive.

      The computer and telecommunications industries are undergoing rapid technological changes. The success of the Technology Division will depend upon our ability to understand and utilize changing technology to keep our products competitive. Failure to develop and introduce new products or enhancements to our existing products in a timely fashion could result in product obsolescence, diminished market acceptance of our products and a loss of business, which could have a material adverse effect on our business, financial condition and results of operations and on our divestiture plans for the Technology Division.

We face risks associated with the sale of automobiles over the Internet

      -Competition

      Our Internet vehicle purchasing services compete against a variety of Internet and traditional vehicle purchasing services and automotive brokers. The market for Internet-based commercial services is new, and competition among commercial Web sites is expected to increase significantly in the future. The Internet is characterized by minimal barriers to entry, and new competitors can launch new Web sites at relatively low cost. To compete successfully over the Internet, we must significantly increase awareness of our services and brand name.

      We compete with other entities which maintain similar commercial Web sites, including:

            o     Autoweb.com;
            o     Autobytel.com;
            o     Cendant Membership Service, Inc.'s AutoVantage; and
            o     Microsoft Corporation's Carpoint and Stoneage Corporation.

      AutoNation, Inc., a large consolidator of dealers, has announced its intention to launch a Web site for marketing vehicles. We also compete indirectly against vehicle brokerage firms and affinity programs offered by several companies, including Costco Wholesale Corporation and Wal-Mart Stores, Inc. In addition, all major vehicle manufacturers have their own Web sites and many have recently launched or announced plans to launch online buying services, such as General Motors Corporation's BuyPower. We also compete with vehicle insurers, lenders and lessors as well as other dealers that are not part of our network. Such companies may already maintain or may introduce Web sites which compete with ours.

      We cannot assure you that we can compete successfully against current or future competitors, many of which have substantially more capital, existing brand recognition, resources and access to additional financing. In addition, competitive pressures may result in increased marketing costs, decreased Web site traffic or loss of market share or otherwise may materially and adversely affect our business, results of operations and financial condition.

      - The Internet industry is characterized by rapid technological change.

      Rapid technological developments, evolving industry standards and consumer demands, and frequent new product introductions and enhancements characterize the market for Internet products and services. These market characteristics are exacerbated by the emerging nature of the market and the fact that many companies are expected to introduce new Internet products and services in the near future. Our future success will significantly depend on our ability to continually improve the vehicle purchasing experience, the addition of new and useful services and content to our Web site, and the performance, features and reliability of our Web site. In addition, the widespread adoption of developing multimedia-enabling technologies could require fundamental and costly changes in our technology and could fundamentally affect the nature, viability and measurability of Internet-based advertising, which could adversely affect our business, results of operations and financial condition.

      - We could face liability for information retrieved from or transmitted over the Internet and liability for products sold over the Internet.

      We could be exposed to liability with respect to third-party information that may be accessible through our Web site, or content and materials that may be posted by consumers through our www.majorworld.com service. Such claims might assert, among other things, that, by directly or indirectly providing links to Web sites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by such third parties through such Web sites. It is also possible that, if any third-party content information provided on our Web site contains errors, consumers could make claims against us for losses incurred in reliance on such information.

      We also may enter into agreements with other companies under which any revenue that results from the purchase of services through direct links to or from our Web site is shared. Such arrangements may expose us to additional legal risks and uncertainties, including local, state, federal and foreign government regulation and potential liabilities to consumers of these services, even if we do not provide the services ourselves. We cannot assure you that any indemnification provided to us in our agreements with these parties, if available, will be adequate.

      Even to the extent such claims do not result in liability to us, we could incur significant costs in investigating and defending against such claims. The imposition on us of potential liability for information carried on or disseminated through our system could require us to implement measures to reduce our exposure to such liability, which might require the expenditure of substantial resources or limit the attractiveness of our services to consumers, member dealers, automotive-related vendors and others.

      Our general liability insurance and our communications liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition.

      - We face risks associated with security breaches involving confidential information transmitted via the Internet

      We rely on technology licensed from third parties that is designed to facilitate the secure transmission of confidential information. Nevertheless, our computer infrastructure is potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems. A party who is able to circumvent our security measures could misappropriate proprietary information, jeopardize the confidential nature of information transmitted over the Internet or cause interruptions in our operations. Concerns over the security of Internet transactions and the privacy of users could also inhibit the growth of the Internet in general, particularly as a means of conducting commercial transactions. To the extent that our activities or those of third party contractors involve the storage and transmission of proprietary information (such as personal financial information), security breaches could expose us to a risk of financial loss, litigation and other liabilities. Our insurance does not currently protect against such losses. Any such security breach would have a material adverse effect on our business, results of operations and financial condition.

      - Major Auto and IG2,Inc. face risks associated with government regulation and legal uncertainties associated with the Internet.

      There are numerous state laws regarding the sale of vehicles. In addition, government authorities may take the position that state or federal insurance licensing laws, motor vehicle dealer laws or related consumer protection or product liability laws apply to aspects of our business. As we introduce new services and expand our operations to other countries, we will need to comply with additional licensing and regulatory requirements.

      A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including, but not limited to:

            o     online content;
            o     user privacy;
            o     taxation;
            o     access charges;
            o     liability for third-party activities; and
            o     jurisdiction.

      Additionally, it is uncertain as to how existing laws will be applied to the Internet. The adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

      The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. Recently, the Internet Tax Information Act was signed into law placing a three-year moratorium on new state and local taxes on Internet commerce. However, we cannot assure you that future laws imposing taxes or other regulations on commerce over the Internet would not substantially impair the growth of e-commerce and as a result have a material adverse effect on our business, results of operations and financial condition.

Concentration of voting power and anti-takeover provisions in our charter documents may reduce stockholder value in any potential change of control of Fidelity.

      Doron Cohen is the beneficial owner of approximately 27% and Bruce Bendell is the beneficial owner of approximately 41% of our common stock. This concentration of voting power will severely limit the ability of other stockholders of Fidelity to elect directors or influence other corporate decisions and may, among other things, have the effect of delaying or preventing a change in control of Fidelity or preventing our stockholders from realizing a premium on the sale of their shares upon an acquisition of Fidelity.

      Our Board of Directors has the authority to issue shares of preferred stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further action by our stockholders. The rights of holders of our common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock. Any future designation and issuance of preferred stock could have the effect of making it more difficult for a third party to acquire control of Fidelity. We are also subject to the provisions of the Nevada General Corporation Law regulating business combinations, takeovers and control share acquisitions, which also might hinder or delay a change in control of Fidelity. Anti-takeover provisions that could be included in the preferred stock when designated and issued and the Nevada statutes can have a depressive effect on the market price of our common stock and can prevent the our stockholders from realizing a premium on the sale of their shares by discouraging takeover and tender offer bids. In addition, under the dealer agreement that we entered into with General Motors after we acquired Major Auto, we may be at risk of losing the Chevrolet franchise if any person or entity acquires 20% or more of our voting stock without the approval of General Motors.

Future sales of our common stock may depress our stock price.

      Future sales of shares of Common Stock by existing shareholders under Rule 144 of the Act or through the exercise of outstanding registration rights or the issuance of shares of Common Stock upon the exercise of options or warrants or the conversion of the Convertible Preferred Stock could materially adversely affect the market price of the Common Stock and could materially impair Fidelity's future ability to raise capital through an offering of equity securities. A substantial number of shares of Common Stock are available for sale under Rule 144 in the public market or will become available for sale in the near future and no predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of the Common Stock prevailing from time to time.

      Holders of Fidelity's outstanding options and warrants are likely to exercise them when, in all likelihood, Fidelity could obtain additional capital on terms more favorable than those provided in the options and warrants. Fidelity's ability to obtain additional financing may also be adversely affected by its obligation to register shares of Common Stock under the Securities Act. Castle Trust and Management Services Limited, as Trustee under the Millennium Trust created under that certain Deed of Settlement dated October 2, 1996, the principal beneficiary of which is Bruce Bendell, has the right (on an unlimited number of occasions) to require Fidelity to register all or any portion of the Common Stock, aggregating 938,918 shares, into which the 125,000 shares of Fidelity's 1996-MAJOR Series of Convertible Preferred Stock has been converted (the "1996 Demand Shares"). In addition, Bruce Bendell has the right to require Fidelity (on an unlimited number of occasions) to register all or any portion of the 112,500 shares of Common Stock underlying a warrant held by him (the "Warrant Demand Shares"). Further, if Fidelity registers any shares of Common Stock, it will have to offer to include the 1996 Demand Shares, the Warrant Demand Shares and the shares of Common stock (a minimum of 4,050,000 shares) into which the 1997-MAJOR Series of Convertible Preferred Stock (the "1997 Major Preferred"), issued to Bruce Bendell in the Major Auto Acquisition, is convertible. In October 1999 Mr. Bendel converted 400,000 shares of 1997 Major Preferred into 1,800,000 shares of Common Stock.

We may be required to issue additional shares to recent investors pursuant to certain adjustable warrants without receiving additional payment, which could result in dilution to our shareholders.

      In connection with the sale of shares of our common stock on December 8, 1999 to three investors, who are selling shareholders hereunder, we may be required to issue adjustment shares to them for no additional consideration pursuant to certain adjustable warrants. Declines in the market price of our common stock could result in the issuance of a significant number of adjustment shares. This could have a substantial dilutive effect on our common stock. The number of adjustment shares to be issued depends on the average of the lowest 10 days closing bid prices for our common stock during each of the three consecutive 40 day periods after the date of this prospectus. If the price of our common stock should decline to below $7.4167 per share, at our option, we may either issue further additional shares or pay a cash amount in lieu of issuance of such further additional shares. If, under certain conditions and for certain periods the average price of our stock exceeds $21.50 per share, no additional shares may be required to be issued. The following table sets forth the number of adjustment shares that we would be required to issue to the investors if the relevant average closing bid prices were at different levels, including if the relevant average closing bid prices were $10.6875 per share, the closing bid price of our common stock on January 13,2000. See "Selling Shareholders."

                              Average Closing Bid
Average Closing Bid         Price As A Percentage Of
  Price Per Share             1/13/00 Closing Price      Total Adjustment Shares
  ---------------             ---------------------      -----------------------
    $ 10.6875                       100%                           58,101
    $ 8.0156                         75%                          165,703
    $ 5.3438                         50%                          200,463(1)
    $ 2.6719                         25%                          200,463(2)

----------
      (1) Represents the maximum number of shares Fidelity is obligated to issue if we elected to pay $964,256 in cash in lieu of the further issuance of an additional180,445 shares. Each such cash payment and issuance of shares represents the difference between $5.3438 and $7.4167.

      (2) Represents the maximum number of shares Fidelity is obligated to issue if we elected to pay $2,207,128 in cash in lieu of the further issuance of an additional 826,060 shares. Each such cash payment and issuance of shares represents the difference between $2.6719 and $7.4167.

      We have never paid cash dividends on our common stock.

      We have never paid cash dividends on our common stock. We intend to retain any future earnings to finance our growth. In addition, dividends on common stock are subject to the preferences for dividends on the preferred stock. Any future dividends will depend upon our earnings, if any, our financial requirements, and other factors.

      We face year 2000 risks.

      The year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the year 2000 issue may be experienced before, on, or after January 1, 2000, and if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. Two weeks into the Year 2000, we have experienced no problems internally and no problems with any of our supplies relating to Year 2000 issues. However, it is possible that such problems may occur later in the year. Accordingly, it is not possible to be certain that all aspects of the year 2000 issue affecting Fidelity, including those relating to the efforts of customers, suppliers or other third parties, will be fully resolved. Should any adverse consequences occur, efforts to comply with Year 2000 requirements may disrupt or delay our ability to continue developing and marketing our services. We may also incur certain unexpected costs in connection with Year 2000 compliance.

      We will have a significant fourth quarter charge to earnings.

      In December 1999 our Board of Directors approved a payment to our Chairman, Bruce Bendel, for reimbursement of expenses incurred by him prior to, and in connection with, the acquisition of Major Auto and a bonus for 1999 in an aggregate amount of $1,800,000. Accordingly, that amount will be charged to income in the fourth quarter of 1999.

                    Note Regarding Forward-looking Statements

      This prospectus contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. We use forward-looking statements in our description of our plans and objectives for future operations, assumptions underlying these plans and objectives. Forward-looking terminology includes the words "may," "expects," "believes," "anticipates," "intends," "projects," or similar terms, variations of such terms or the negative of such terms. These forward-looking statements are based on management's current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in such forward-looking statements. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained in this prospectus to reflect any change in our expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based. Factors which could cause such results to differ materially from those described in the forward-looking statements include those set forth under "Risk Factors."

                                 USE OF PROCEEDS

      The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See "Selling Shareholders." All net proceeds from the sale of the common stock will go to the shareholders who offer and sell their shares of common stock. We will not receive any part of the proceeds from such sales of common stock. We will receive proceeds upon the exercise of the warrants. The maximum proceeds from the exercise of the warrants aggregates $3,044142. Because, the proceeds, if any, from the exercise of the adjustable warrants is dependent on the future prices of the Company's common stock and, under certain circumstances, future decision by the Company, it is not possible at this time to determine the amount of any such proceeds. We will use any such net proceeds for general corporate purposes.

                              SELLING SHAREHOLDERS

      The following list of selling shareholders includes (1) the number of shares of common stock currently owned by each selling shareholder, (2) the number of shares being offered for resale hereby by each selling shareholder; and (3) the number and percentage of shares of common stock to be held by each selling shareholder after the completion of this offering. Except as otherwise indicated in the footnotes to such table, no such selling shareholder has been an officer, director or employee of the Company for the past three years. The registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares.

      The selling shareholders provided us with all information with respect to their share ownership. Because the selling shareholders may sell all, part or none of their shares, we are unable to estimate the number of shares that will be held by any selling shareholders upon resale of shares of common stock being registered hereby. See "PLAN OF DISTRIBUTION."

      The terms of the warrants issued to certain selling shareholders prohibit the holders thereof from exercising such warrants to the extent that such exercise would result in the holders, together with any affiliates thereof, beneficially owning in excess of 4.999% of the outstanding shares of common stock, following such exercise. Such restrictions may be waived by the each holder of the respective warrants as to itself upon not less than 61 days' notice to the Company.

      Pursuant to Rule 416 under the Securities Act, selling shareholders may also offer and sell shares issued with respect to the warrants, debentures and preferred stock as a result of (1) stock splits, stock dividends or similar transactions and (2) the effect of anti-dilution provisions contained in the underlying documents.

                                                                  Shares to be
                               Shares Beneficially owned prior       sold in        Shares Beneficially Owned After
    Name                              to the Offering (1)          Offering(2)               Offering(3)
    ----                       -------------------------------     ----------       -------------------------------
                                 Number              Percent                           Number          Percent
                                 ------              -------                           ------          -------
Strong River Investments,      368,480(4)                  1.6     291,179(7)               0                0
   Inc.
Montrose Investments Ltd.      319,328(5)                  1.4     291,179(7)               0                0
Augusta Street LLC             176,472(6)                  0       291,179(7)               0                0
International Securities        19,475(8)                  *       19,475                   0                0
   Corporation

      *     Less than one percent

      (1) Beneficial ownership is determined in accordance with SEC rules and generally include voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

      (2) Except under certain circumstances, none of the selling shareholders, except for International Securities Corporation, may exercise warrants to the extent that such exercise would cause the selling shareholder to beneficially own more than 4.99% of the total outstanding common stock of the Company. Therefore, the number of shares listed here and which a selling shareholder may sell pursuant to this prospectus may exceed the number of shares such selling shareholder may beneficially own as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended.

      (3) Assumes that all of the shares held by the selling shareholders and being offered under this prospectus are sold and that the selling shareholders acquire no additional shares of common stock before the completion of this offering. The actual number of shares of common stock offered hereby is subject to change and could be materially greater or less than the estimated amount indicated, depending upon a number of factors, including whether the number of shares of common stock outstanding have been adjusted to account for any stock dividend, stock split and similar transactions or adjustment.

      (4) Represents 49,151 shares of Common Stock purchased in a June 1999 private placement and 142,857 shares of Common Stock issuable upon exercise of warrants issued in connection therewith and 88,236 shares of Common Stock purchased in the transaction described below and 88,236 shares of Common Stock issuable upon exercise of warrants issued in connection therewith.

      (5) Represents 142,856 shares of Common Stock issuable upon exercise of warrants issued in connection with a June 1999 private placement and 88,236 shares of Common Stock purchased in the transaction described below and 88,236 shares of Common Stock issuable upon exercise of warrants issued in connection therewith.

      (6) Represents 88,236 shares of Common Stock purchased in the transaction described below and 88,236 shares of Common Stock issuable upon exercise of warrants in connection therewith.

      (7) Represents the shares indicated as beneficially owned by the selling shareholders as well as shares issuable to the selling shareholder pursuant to certain adjustable warrants. Since the number of shares issuable upon exercise of such adjustable warrants depends in part upon the market price of the common stock prior to issuance, the actual number of shares that will be issued and, consequently, offered for sale under this registration statement, cannot be determined at this time. In order to provide a cushion for any fluctuations in the market price of the Common Stock, Fidelity has contractually agreed to include herein the number of shares of Common Stock as would be issuable upon exercise in full of the adjustable warrants assuming the market price at each vesting date thereunder were $5.67. Fidelity has the option, if the relevant average market price per share at a vesting date is below $7.41667, of paying cash in lieu of issuing shares for any adjustment below $7.41667. In the event that the relevant average market price were $5.67 and Fidelity exercised this option, the shares to be sold in this Offering would be 243,293, 243,293 and 243,293 for Strong River Investments, Inc., Montrose Investments Ltd. and Augusta Street LLC, respectively.

      (8) Represents shares of common stock received as compensation in connection with June 1999 and December 1999 private placements.

      Sales to selling shareholders

      In December 1999, we entered into a securities purchase agreement with certain of the selling shareholders. The agreement provided for the sale in a private placement of an aggregate of $3.0 million of our common stock. The agreement also provided for the issuance of warrants to the selling shareholders, including certain adjustable warrants.

      Recent Developments

      In December 1999, our Board of Directors approved a payment of $1,800,000 to our Chairman and Chief Executive Officer, Bruce Bendell, as a reimbursement of certain pre-acquisition costs in connection with the 1998 acquisition of Major Auto and a bonus for 1999. This amount will be charge to profit and loss in the fourth quarter of 1999.

                              PLAN OF DISTRIBUTION

      The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o     privately negotiated transactions;

o     short sales;

o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

o     a combination of any such methods of sale; and

o     any other method permitted pursuant to applicable law.

      The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      The Company is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

      The validity of the Common Stock offered hereby will be passed upon for the Company by Littman Krooks Roth & Ball P.C., New York, New York.

                                     EXPERTS

      The consolidated balance sheet as of December 31, 1997 and the consolidated statements of operations, of shareholders' equity and of cash flows for the year ended December 31, 1997 incorporated by reference in this prospectus, have been incorporated herein in reliance on the report by Peter C. Cosmas Co., CPAs, independent accountants, given on the authority of that firm as experts on accounting and auditing. The consolidated balance sheets as of December 31, 1998 and the consolidated statements of operations, of shareholders' equity and of cash flows for the year ended December 31, 1998 and the combined statements of operations, and cash flows of Major Chevrolet and subsidiaries for the four and one half months ended May 14, 1998 and the year ended December 31, 1997 incorporated by reference in this prospectus, have been incorporated herein in reliance on the report by BDO Seidman LLP, independent accountants, given on the authority of that firm as experts on accounting and auditing.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                893,012 - SHARES

                             FIDELITY HOLDINGS, INC.

                                  COMMON STOCK

                                   PROSPECTUS

                               JANUARY    , 2000

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the expenses payable by the Company in connection with the sale, issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee.

         SEC Registration Fee..............................      $ *
         Printing and Engraving Expenses...................        *
         Legal Fees and Expenses...........................        *
         Accounting Fees and Expenses......................        *
         Blue Sky Fees and Expenses........................        *

         Total.............................................      $ *

* To be completed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Our Amended and Restated Articles of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Nevada law and (ii) require us to indemnify our directors and officers to the fullest extent permitted by Nevada law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Nevada law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director's duty of loyalty to Fidelity or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER    DESCRIPTION

5.1       Opinion of Littman Krooks Roth & Ball PC.*
23.1      Consent of Peter C. Cosmas Co., CPAs, Independent Accountants.
23.2      Consent of BDO Seidman, LLP, Independent Accountants.
23.3      Consent of Littman Krooks Roth & Ball PC.  Reference is made to 5.1.*
24.1      Power of Attorney (included on signature page II-3).

* To be filed by amendment

ITEM 17. UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kew Gardens, State of New York, on January 17, 2000.

                             FIDELITY HOLDINGS, INC.


                            By /s/ Doron Cohen
                               -------------------------
                               Doron Cohen
                               President

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Report has been signed by the following persons on behalf of the Registrant and in the capacities and on the date indicated. Each of the undersigned officers and directors of Fidelity Holdings, Inc. hereby constitutes and appoints each of Bruce Bendell, Doron Cohen and Richard Feinstein as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Report and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable Fidelity Holdings, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature                    Title                          Date
---------                    -----                          ----


/s/ Doron Cohen              President,                     January 17, 2000
-----------------            Treasurer and Director
Doron Cohen


/s/ Bruce Bendell            Chairman of the Board and      January 17, 2000
-----------------            Chief Executive Officer
Bruce Bendell


/s/ David Edelstein          Director                       January 17, 2000
-------------------
David Edelstein


/s/ James Wallick            Chief Operating Officer and    January 17, 2000
-----------------            Director
James Wallick


/s/ Jeffrey Weiner           Director                       January 17, 2000
------------------
Jeffrey Weiner


/s/ Richard L. Feinstein     Chief Financial Officer        January 17, 2000
------------------------
Richard L. Feinstein